UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 30, 2010

WESTWAY GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34586	20-4755936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

365 Canal Street, Suite 2900 New Orleans, LA	70130
(Address of Principal Executive Offices)	(Zip Code)

(504) 525-9741

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 30, 2010, Westway Group, Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), entered into Amendment No.1 (the “Amendment”) to the Founder Warrant Agreement dated as of May 30, 2007, between the Company and the Warrant Agent (the “Founder Warrant Agreement”), and effected the corresponding amendments to the outstanding warrants issued to the Company’s founders (the “Founder Warrants”). A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 4.1 and incorporated herein by reference.

For each holder of Founder Warrants, the Amendment extends the expiration date of one-third of such holder’s Founder Warrants to May 24, 2012, one-third of such holder’s Founder Warrants to May 24, 2013 and one-third of such holder’s Founder Warrants to May 24, 2014. The original expiration date of the Founder Warrants was May 24, 2011.

The Amendment also provides for the exercise on a cashless basis of the purchase rights represented by the Founder Warrants at any time the Founder Warrants are exercisable, in whole or in part. Prior to the Amendment, the Founder Warrants permitted the cashless exercise of the warrants only if the Company first called all of the outstanding Founder Warrants for redemption. If Founder Warrants are exercised on a cashless basis, the registered holder will be entitled to receive the difference between the then “Fair Market Value” (as defined in the Founder Warrant Agreement) of the shares of class A common stock for which the warrants are exercised, and the warrant exercise price of $5.00 per share, as such price may be adjusted in accordance with the provisions of the Founder Warrants. The amount of such difference would be paid in shares of class A common stock and not in cash.

In addition, the Amendment changes the definition of “Liquid Public Market,” making it more likely that the Fair Market Value of our shares in connection with a cashless exercise will be determined by reference to the public trading prices of such shares, instead of by a valuation procedure involving independent valuation experts. Further, if a Liquid Public Market exists at the time of a cashless exercise, Fair Market Value will be determined by reference to the average of the market closing prices for the five consecutive trading days preceding the date of exercise, instead of the thirty consecutive trading days preceding the date of exercise, as provided in the existing Founder Warrant Agreement.

Pursuant to the Amendment, all of the Founder Warrants are exercisable at any time until their expiration date; provided that if on or before May 24, 2011, either Mr. Jenkins or Mr. Toffolon ceases to be a member of the Company’s Board of Directors otherwise than for certain specified reasons (collectively, “Good Reason”), his Founder Warrants that are extended to May 2013 would not be exercisable from the date he ceased to be a member of the Company’s Board of Directors until May 2012, at which time such warrants would again be exercisable until their expiration date; and provided further that, if before May 2012 either Mr. Jenkins or Mr. Toffolon ceases to be a member of the Company’s Board of Directors otherwise than for Good Reason, his Founder Warrants that are extended to May 2014 would not be exercisable from the date he ceased to be a member of the Company’s Board of Directors until May 2013, at which time such warrants would again be exercisable until their expiration date. Good Reason for either Mr. Jenkins or Mr. Toffolon to cease to be a member of the Company’s Board of Directors means (i) his death, (ii) a Change of Control of the Company (as defined in the forms of Warrant Certificate attached to the Amendment as Exhibits A, B and C), (iii) his ill-health as reasonably determined by such director, his legal guardian or the Company’s Board of Directors, or (iv) extraordinary or undue hardship, as reasonably determined by the Company’s Board of Directors. The restrictions applicable to the Founder Warrants held by Mr. Jenkins will apply to the Founder Warrants held by W.B. Farms LLC and its transferees, and the restrictions applicable to the Founder Warrants held by Mr. Toffolon will apply to the Founder Warrants held by the John E. Toffolon, Jr. Residuary Trust and its transferees. The Founder Warrants are transferable; however, any Founder Warrants that are transferred would remain subject to the above restrictions.

Item 3.03	Material Modification to Rights of Security Holders

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Exhibit Title
4.1	Amendment No.1 to Founder Warrant Agreement, dated August 30, 2010, between Westway Group, Inc. and Continental Stock Transfer& Trust Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2010	WESTWAY GROUP, INC.

	By:	/s/ Thomas A. Masilla, Jr.
Name: Thomas A. Masilla, Jr.
Title: Chief Financial Officer

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